Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 28, 2000, and from February 29, 2000 through April 28, 2000.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 28, 2000, and from February 29, 2000 through April 28, 2000, with respect to securities reflected in the investment account of the Company.

Deutsche Asset Management.

Flag Investors International Fund, Inc. Flag Investors Short Intermediate Income Fund, Inc.

Flag Investors Equity Partners Fund, Inc. DBAB Cash Reserve Funds Treasury Series

Flag Investors Emerging Growth Fund, Inc. DBAB Cash Reserve Fund Prime Series

Flag Investors Real Estate Securities Fund, Inc. Flag Investors Communications Fund, Inc.

Flag Investors Value Builder Fund, Inc.

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By:

Amy Olmert

Vice President of Administration

Date